                                  EXHIBIT 11


                            GRAPHIC INDUSTRIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                          THREE MONTHS ENDED            NINE MONTHS ENDED
                                             OCTOBER 31,                   OCTOBER 31,
                                       --------------------            -----------------
                                       1995           1994              1995        1994
                                    ----------      --------          --------     -------
Net income                          $2,685,634    $2,088,928        $7,579,228   $6,064,029

Add interest on 7% convertible
 subordinated debentures(2)            218,263       218,263           654,791      654,791
                                    ----------      --------         ---------    ---------

    TOTAL                           $2,903,897    $2,307,191        $8,234,019   $6,718,820
                                    ==========    ==========        ==========   ==========
Shares (1)
 Primary
   Weighted average shares
    outstanding                     10,849,982    10,593,678        10,737,997   10,539,069
  Fully Diluted
   Add common shares
    applicable to assumed
    conversion of 7%
    convertible sub-
    ordinated debentures             1,279,200      1,279,200        1,279,200    1,279,200
                                    ----------     ----------       ----------   ----------
   Weighted average shares
    outstanding, as adjusted        12,129,182     11,872,878       12,017,197   11,818,269
                                    ==========     ==========       ==========   ==========
Primary earnings per share          $      .25      $     .20       $      .71   $      .58
                                    ==========      =========       ==========   ==========

Fully diluted earnings per share    $      .24      $     .19       $      .69   $      .57
                                    ==========      =========       ==========   ==========
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(1)  No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.